Exhibit 10.10

FIRST INTERSTATE BANCSYSTEM, INC.
DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required by us with respect to members of the Board.

During 2017, each director, other than Kevin P. Riley and James R. Scott, received an annual retainer valued at $50,000, with at least $25,000 of that being paid in the form of equity and the remaining $25,000 paid in the form of cash or common stock at the Director's election.

Committee members, committee chairpersons and our lead independent director received additional compensation as follows:

Committee	Chair Retainer	Member Retainer
Audit	$12,500	$10,000
Compensation	11,250	7,500
Governance	10,000	5,000
Credit	10,000	5,000
Technology	10,000	5,000
Risk	10,000	5,000
Executive	—	5,000
Lead Independent Director	2,500	—

Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any cash portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.